Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and
Year-End 2010 Financial Results

Keryx to Host Investor Conference Call on Wednesday, March 9, 2011
at 8:30am EST

NEW YORK, March 8, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease (the “Company”), today announced its results for the fourth quarter and year ended December 31, 2010.

At December 31, 2010, the Company had cash, cash equivalents, interest receivable, and investment securities of $28.5 million, as compared to $35.9 million at December 31, 2009.

The net loss for the fourth quarter ended December 31, 2010 was $5.3 million, or $0.09 per share, compared to a net loss of $4.7 million, or $0.08 per share, for the comparable quarter in 2009, representing an increase in net loss of $0.6 million.  Other research and development expenses increased by $2.6 million, as compared to the fourth quarter of 2009, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The fourth quarter of 2009 included a $1.5 million one-time research and development expense related to a terminated early-stage pipeline product candidate, which accounts for the net increase in other research and development expenses of $1.1 million as compared to the fourth quarter of 2009.

The net loss for the year ended December 31, 2010, was $20.3 million, or $0.34 per diluted share, compared to net income of $10.5 million, or $0.21 per diluted share, for the year ended December 31, 2009.  The change in net (loss) income was primarily attributable to a $21.6 million decrease in license revenue and a $3.6 million decrease in other revenue.  License revenue in the year ended December 31, 2009 was related to an amendment to the September 2007 sublicense agreement with Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. (JT/Torii) which eliminated the Company’s significant ongoing obligations included in the original agreement ($18.0 million) and a $3.0 million milestone payment from JT/Torii earned in the first quarter of 2009.  Other revenue in the year ended December 31, 2009 was primarily related to the settlement of a dispute for $3.5 million with the former licensor of Sulonex (sulodexide), in July 2009. The change in net (loss) income was also attributable to a $6.4 million increase in other research and development expenses primarily related to increased expenses for KRX-0401 (perifosine) and Zerenex, as compared to the comparable period last year, related to the Company’s ongoing Phase 3 clinical development programs.

Ron Bentsur, the Company's Chief Executive Officer, commented, "Following another very exciting year, with both of our compounds entering Phase 3 development under SPA agreements with the FDA and the announcement of positive Phase 3 data on Zerenex, we expect to leverage the momentum in 2011 with the anticipated completion of our Phase 3 metastatic colorectal study.  On the financial side, we believe we are sufficiently funded to realize the value inherent in our late stage compounds, which we believe represent tremendous commercial opportunities.”

The Company will host an investor conference call tomorrow, Wednesday, March 9, 2011, at 8:30am EST, to discuss the Company’s fourth quarter and year-end 2010 financial results and provide a business outlook for 2011.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to complete cost-effective clinical trials or meet the projected development timelines for the drug candidates in our pipeline, including KRX-0401 (perifosine) and Zerenex (ferric citrate); or the effect on our stock value of the other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
REVENUE:
License revenue	$--	$--	$--	$21,616
Service revenue	--	--	--	3
Other revenue	--	--	--	3,575
TOTAL REVENUE	--	--	--	25,194

OPERATING EXPENSES:
Research and development:
Non-cash compensation	238	283	1,236	1,233
Other research and development	4,144	3,015	13,728	7,372
Total research and development	4,382	3,298	14,964	8,605

General and administrative:
Non-cash compensation	278	219	1,237	1,867
Other general and administrative	1,341	1,431	5,014	4,904
Total general and administrative	1,619	1,650	6,251	6,771

TOTAL OPERATING EXPENSES	6,001	4,948	21,215	15,376

OPERATING (LOSS) INCOME	(6,001)	(4,948)	(21,215)	9,818

OTHER INCOME:
Interest and other income, net	567	290	764	667

(LOSS) INCOME FROM CONTINUING OPERATIONS	(5,434)	(4,658)	(20,451)	10,485

Gain from discontinued operations	120	--	120	--

NET (LOSS) INCOME	$(5,314)	$(4,658)	$(20,331)	$10,485

NET (LOSS) INCOME PER COMMON SHARE
Continuing operations	$(0.09)	$(0.08)	$(0.34)	$0.21
Discontinued operations	-- *	--	-- *	--
Basic and diluted net (loss) income per common share	$(0.09)	$(0.08)	$(0.34)	$0.21

SHARES USED IN COMPUTING NET (LOSS) INCOME PER COMMON SHARE
Basic	61,266,886	56,053,536	58,987,854	49,940,730

Diluted	61,266,886	56,053,536	58,987,854	50,498,982
*Amount less than one cent.

Balance Sheet Information:
	December 31, 2010	December 31, 2009*
	(Unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$28,512	$34,000
Long-term investment securities	--	1,914
Total assets	32,114	40,818
Accumulated deficit	(341,764)	(321,433)
Stockholders’ equity	23,248	32,097

* Condensed from audited financial statements